Exhibit 4.36

Power of Attorney

This Enterprise, Shanghai Rongyan Yunqi Technology Co., Ltd., owns 100% of the equity (hereinafter referred to as the “Target Company’s Equity”) of Shanghai Zhiyan Yunwei Technology Co., Ltd. (hereinafter referred to as the “Target Company”). A series of agreements including the Exclusive Technical Consulting and Service Agreement, the Exclusive Option Agreement and the Equity Pledge Agreement (collectively referred to as the “Controlling Agreements”) have been entered into by and among this Enterprise, Shanghai Edge Connect Technology Co., Ltd. (hereinafter referred to as “WFOE”) and the Target Company.

In order to ensure the performance of the Controlling Agreements, with respect to the Target Company’s Equity, this Enterprise hereby irrevocably authorizes the WFOE to exercise the following rights during the term of this Power of Attorney:

WFOE is authorized to exercise relevant rights including but not limited to the following with respect to the matters related to the Target Company’s Equity with full authority for and on behalf of this Enterprise as the only and exclusive agent of this Enterprise: 1) Exercise all the shareholder’s rights and voting rights enjoyed by this Enterprise in accordance with the laws and the articles of association of the Target Company, and make shareholders` resolutions, including but not limited to selling or transferring or pledging or disposing of all or part of the equity of the Target Company; and 2) Designate and appoint the legal representative (Chairman of the board), directors, supervisors, general manager and other senior managers of the Target Company as the authorized representative of this Enterprise.

All the acts of WFOE in relation to the voting rights of the Target Company shall be deemed to be the acts of this Enterprise, and all the documents signed by WFOE shall be deemed to be signed by this Enterprise, and the above are acknowledged by this Enterprise.

WFOE has the right to delegate the above matters to other persons or entities without prior notice to this Enterprise or the consent of this Enterprise.

This Power of Attorney is irrevocable and shall remain in force as long as this Enterprise is a shareholder of the Target Company, commencing from the effective date of the Controlling Agreements. Notwithstanding the foregoing, this Power of Attorney may be terminated in any of the following circumstances: 1) WFOE may unilaterally terminate this Power of Attorney at any time upon written notice thirty (30) days in advance to this Enterprise; 2) WFOE purchases all the equity of the Target Company pursuant to the Exclusive Option Agreement.

During the term of this Power of Attorney, this Enterprise hereby waives all the rights granted to WFOE through this Power of Attorney and will not exercise such rights on its own.

Shanghai Rongyan Yunqi Technology Co., Ltd.

(Seal)

Authorized Representative (Signature): /s/ Yang Haifeng

December 10, 2020